Exhibit 10.2

October 14, 2016

Scott Davis

5127 Rowley Falls Ln

Sugar Land, TX 77479

Re: Amendment of Employment Letter

Dear Scott:

This letter constitutes an amendment, effective immediately, to the employment letter between you and Synthesis Energy Systems, Inc. (the “Company”) dated April 19, 2016 (the “Employment Letter”). Your title shall now be Chief Accounting Officer and Corporate Secretary and you shall report to the Chief Executive Officer of the Company. Upon approval from the Board of Directors, you shall also serve as principal financial officer and principal accounting officer of the Company. Your duties and responsibilities shall be such as is reasonably assigned to you by the Chief Executive Officer. The Base Salary (as defined in the Employment Letter) shall be increased to $200,000 per annum for the remainder of the term of the Employment Letter. Pending approval by the Compensation Committee, you shall also receive an award of restricted stock, with an aggregate value of $50,000.00 and the number of shares determined in accordance with the terms and conditions of the Company’s 2015 Long-Term Incentive Plan, vesting in four equal annual installments beginning on the first anniversary of the date hereof.

This letter does not affect any other terms of the Employment Letter. If you have any questions regarding this matter, please let me know.

SYNTHESIS ENERGY SYSTEMS, INC.

/s/ DeLome Fair
DeLome Fair
President and Chief Executive Officer

Acknowledged and Agreed on

October 14, 2016

/s/ Scott Davis
Scott Davis